Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO ADDS NEW SCRAP LOCATION
IN NORTH SUBURBAN PITTSBURGH

CRANFORD, NJ, February 7, 2013 – Metalico, Inc. (NYSE MKT: MEA) has opened its sixth scrap metal recycling facility in the Greater Pittsburgh area in north suburban Conway, Beaver County.

The new facility, located sixteen miles north of Metalico’s Pittsburgh shredder, is ideally situated to provide further penetration into the local scrap market and to augment the Company’s scrap flow in a strategically desirable market.

The new yard, at 2003 Crows Run Road, joins sites on Neville Island and in Brownsville, Hadley, Uniontown and Sharon, Pennsylvania, maintained by the Company’s Metalico Pittsburgh, Inc. subsidiary. Metalico Pittsburgh also has a feeder yard in Colliers, West Virginia.

The Conway site formerly housed Skip’s Recycling, Inc., a subsidiary of Three Rivers Scrap Metal, Inc. Metalico acquired certain accounts and equipment from Three Rivers Scrap Metal in setting up the new operation but did not buy Skip’s or assume any liabilities of Skip’s or Three Rivers Scrap Metal.

Terms and consideration for the sale of accounts and equipment were not disclosed. Three Rivers Scrap Metal, which is not affiliated with Metalico, will continue to operate its main non-ferrous yard in the heart of North Shore Pittsburgh.

Metalico, Inc. is a holding company with operations in three principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates 29 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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